PRESS RELEASE

Available for Immediate Publication: November 29, 2005
Contacts: Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
R. Dale McKinney, EVP / Chief Financial Officer (209) 725-7435
Web Site www.ccow.com

Capital Corp of the West Announces Acceleration of Stock Option Vesting

Merced, California, November 29, 2005 -Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California’s Community Bank, announced, today that its board of directors accelerated the vesting of all unvested stock options previously awarded to employees, officers, and directors as of November 29, 2005. The action to accelerate vesting of all unvested stock options outstanding under the Company’s 2002 Stock Option Plan was taken to lower future reported compensation expense starting January 1, 2006 and forward.

The Board believes that it is in the best interests of the Company and its shareholders to accelerate the vesting of these options in order to reduce the impact of recording non-cash compensation expense upon the implementation of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R").  SFAS 123R will require all share-based payments to employees, officers, and directors, including grants of employee stock options, to be recognized as compensation expense in the Company’s financial statements over the vesting period of each award, based on their fair values at the grant date.  SFAS 123R will become effective as to the Company beginning January 1, 2006.

Options covering 234,777 shares of the Company’s common stock are affected by this action. Based on the closing price of the Company’s stock on November 29, 2005, all of the accelerated options have economic value to the holder. The weighted average exercise price of the options is $23.78 and they are equal to approximately 2% of current shares outstanding. The 234,777 accelerated options included 63,764 options held by executive officers and 32,400 options held by non-employee directors, equal to approximately 14% of the total number of options outstanding.  The number of shares, exercise prices and all of the other terms and conditions applicable to the accelerated stock options remain unchanged. Without the acceleration, the options would otherwise vest over the next 3 years. The Company will report the accelerated future compensation expense in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as pro forma footnote disclosure, as permitted under the transition guidance provided by the Financial Accounting Standards Board under SFAS 123R.

Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has 28 years of service as “Central California’s Community Bank.” Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has a 6.5% market share in the six Central California counties in which it has significant retail branches. This ranks County Bank fifth out of thirty-seven financial institutions in this market area. For further information about the Company’s financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.

Form 8-K